DATE: 2nd May 2023

PRECIOUS CHOICE GLOBAL LIMITED
(as vendor)

AND

MULTIWAYS HOLDINGS LIMITED
(as purchaser)

AGREEMENT FOR THE SALE AND PURCHASE OF 4.4% OF THE ISSUED SHARE CAPITAL IN BLISSFUL LINK INVESTMENTS LIMITED

CONTENTS

THIS AGREEMENT is made on 2nd May 2023

BETWEEN:

(1) **PRECIOUS CHOICE GLOBAL LIMITED**, a company incorporated in the British Virgin Islands with limited liability and having its registered office at Vistra Corporate Services Centre Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands (the "**Vendor**"); and

(2) **MULTIWAYS HOLDINGS LIMITED**, company incorporated in the Cayman Islands with limited liability having its registered office at 3E Gul Circle, Singapore 629633 (the **"Purchaser"**).

WHEREAS:

(A) Blissful Link Investments Limited (the **"Company"**) is a company incorporated in the British Virgin Islands with limited liability. As at the date hereof, the Company has an issued share capital of 10,000 ordinary shares (each a "**Share**") of US$1.0 each which are fully paid or credited as fully paid. The particulars of the Company are set out in Schedule 1.

(C) The Purchaser is Multiways Holdings Limited, company incorporated in the Cayman Islands with limited liability..

(D) As at the date hereof, the Vendor is the beneficial owner of 10,000 Shares representing 92% entire issued share capital of the Company and the Vendor has agreed to sell and the Purchaser has agreed to purchase 440 Shares (the "**Sale Shares**"), representing 4.4% of the issued share capital of the Company, subject to and upon the terms and conditions set out in this Agreement.

NOW IT IS HEREBY AGREED as follows:

1. DEFINITONS AND INTERPRETATION

1.1 In this Agreement, except where the context otherwise requires or permits, the following words and expressions shall have the meanings ascribed to each of them respectively below:

"**Accounts**"	the unaudited statement of financial position of the Company as at the Accounts Date and the unaudited profit or loss and other comprehensive income of the Company for the twelve months ended the Accounts Date, copies of which has been attached to this Agreement as Annexure A as at the Accounts Date, copy of which is attached hereto marked "Annex A"
"**Accounts Date**"	31 December 2022
"**Business Day**"	a day (excluding Saturday, Sunday or public holiday) in Hong Kong on which licensed banks are

	generally open for business throughout the normal working hours
"Company"	has the meaning ascribed to such term in Recital (A)
"Completion"	completion of the sale and purchase of the Sale Shares in accordance with Clause 5
"Completion Date"	the date referred to in Clause 5.1 (or such later date as the parties shall agree in writing)
"Consideration"	US$2,200,000, being the consideration payable for the sale and purchase of the Sale Shares
"Disclosed"	disclosed in a full, fair, specific and accurate manner in the Accounts or this Agreement
"Encumbrance"	any mortgage, charge, pledge, lien (otherwise than arising by statute or operation of law), hypothecation or other encumbrance, priority or security interest, deferred purchase, title retention, leasing, sale and purchase or sale and leaseback arrangement whatsoever nature and includes any agreement for any of the same and "**Encumber**" shall be construed accordingly
"Hong Kong"	the Hong Kong Special Administrative Region of the People's Republic of China
"Intellectual Property Rights"	all industrial and intellectual property right used or required by the Company, including (without limitation) patents, trademarks, service marks, trade names, domain names, designs, copyrights and the copyright in all drawings, plans, specifications, designs and computer software (including in each application therefor) in any part of the world and whether or not registered or registrable and all know-how, inventions, formulae, trade secrets, confidential or secret processes and information (including all documents relating thereto)
"Long Stop Date"	21 May 2024 (or such other date as the parties to this Agreement may agree in writing)
"Sale Shares"	has the meaning ascribed to such term in Recital (D)
"Share"	has the meaning ascribed to such term in Recital (A)

"Tax" and **"Taxation"**	includes all forms of tax, levy, duty, charge, fee, contribution, impost or withholding of any nature now or hereafter imposed, levied, collected, withheld or assessed by a local, municipal, governmental, state, federal or other body or authority in Hong Kong, British Virgin Islands or elsewhere (including any fine, penalty, surcharge or interest in relation thereto)
"this Agreement"	this agreement as amended, modified or supplemented from time to time
"Warranties"	the representations, warranties and undertakings contained or referred to in Clause 6 and Schedule 2
"HK$"	Hong Kong dollars, the lawful currency of Hong Kong
"US$"	United States dollars, the lawful currency of United States of America
"%"	per cent.

1.2 The Recitals and Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement.

1.3 References in this Agreement to ordinances and to statutory provisions shall be construed as references to those ordinances or statutory provisions as respectively modified (on or before the date hereof) or re-enacted (whether before or after the date hereof) from time to time and to any orders, regulations, instruments or subordinate legislation made under the relevant ordinances or provisions thereof which has been so re-enacted (with or without modifications).

1.4 The headings are inserted for convenience only and shall not affect the construction of this Agreement.

1.5 Except where the context otherwise requires words denoting the singular include the plural and vice versa; words denoting any one gender include all genders; words denoting persons include incorporations and firms and vice versa.

1.6 References to Clauses and Schedules are (unless the context requires otherwise) to clauses of and schedules to, this Agreement.

1.7 All representations, undertakings, warranties, indemnities, covenants, agreements and obligations given or entered into by more than one person are given or entered into severally unless otherwise specified.

1.8 In this Agreement, any reference to a document in the **"approved form"** is to a form of the relevant document which is in form and substance agreed between the parties.

2. SALE AND PURCHASE OF SALE SHARES

2.1 Subject to and upon the terms and conditions of this Agreement, the Vendor, as legal and beneficial owner, shall sell and the Purchaser shall purchase with effect from Completion the Sale Shares free from all Encumbrances and other third party rights of any nature whatsoever and together with all rights and benefits of any nature whatsoever now or hereafter attaching or accruing to them including all rights to any dividends or other distribution declared paid or made in respect of them on or after Completion.

2.2 The Purchaser shall not be obliged to complete the sale and purchase of any of the Sale Shares unless all of the same are completed simultaneously.

3. CONSIDERATION

3.1 The total Consideration payable for the sale and purchase of the Sale Shares shall be US$2,200,000 .

3.2 The Consideration shall be paid by the Purchaser to the Vendor by cash to the Vendor or such person or entity as designated by the Vendor which shall be repaid in full on the end of from the Completion Date.

3.3 The Vendor and the Purchaser hereby acknowledge and agree that payment of the Consideration in the manner in accordance with Clauses 3.2 will constitute a completion discharge of the obligations of the Purchaser to pay the Consideration to the Vendor under this Agreement.

4. CONDITIONS

4.1 The Purchaser was entitled to conduct such financial, legal or other due diligence review of the assets, liabilities, operations and affairs of the Company as it may reasonably consider appropriate and the Vendor shall provide and procure the Company and its agents to provide such assistance as the Purchaser or its agents and advisers may reasonably require in connection with such review.

4.2 Completion shall be conditional upon and subject to:

(1) the Purchaser being satisfied in its absolute discretion with the results of the due diligence review to be conducted under Clause 4.1;

(2) all necessary consents, licenses and approvals from the shareholders, bankers, financial institutions and regulators required to be obtained on the part of the Vendor and the Company in respect of this Agreement and the transactions contemplated hereby having been obtained and

remained in full force and effect;

(3) all approvals, consents and acts (whether required under laws, codes, regulations, or otherwise) for the purpose of or in connection with this Agreement, the transactions contemplated hereby and the Completion being obtained and completed by each of the Purchaser, as the case may be, the relevant waiver from compliance with any of such provisions being obtained from the relevant authority; and

(4) the Warranties given by the Vendor remaining true and accurate and not misleading in all respects.

4.3 The Vendor shall use its best endeavours to procure the fulfillment of the conditions set out in Clauses 4.2(1), (2) and (4), The Purchaser shall use its best endeavours to procure the fulfillment of the condition set out in Clause 4.2(3).

4.4 Save for the condition set out in Clauses 4.2(1) and (4) may at any time be waived by the Purchaser in writing, all other conditions set out in Clause 4.2 are incapable of being waived. If the conditions set out in Clause 4.2 have not been satisfied (or as the case may be, waived by the Purchaser) on or before 12:00 noon on the Long Stop Date, this Agreement shall cease and determine (save and except Clauses 10, 11, 19 and 20 which shall continue to have full force and effect) and thereafter neither party shall have any obligations and liabilities towards each other hereunder save for any antecedent breaches of the terms hereof.

4.5 If the conditions set out in Clause 4.2 have not been fulfilled or waived (as the case may be) by the Long Stop Date or the Completion does not take place for whatsoever reason, the Vendor shall forthwith refund the Refundable Deposit (without interest) to the Purchaser, and in full and final settlement of any liabilities of the Vendor towards the Purchaser and whereupon neither Party shall take any action to claim for damages or to enforce specific performance or any other rights and remedies.

5. COMPLETION

5.1 Upon fulfilment of all the conditions set out in Clause 4.2, Completion shall take place on the date falling on the third Business Day after the fulfillment of the conditions set out in Clause 4.2, or such later date as the Vendor and the Purchaser may agree, at the registered office of the Company or such other place as the Vendor and the Purchaser may agree when all the acts and requirements set out in this Clause 5, shall be complied with.

5.2 On Completion, the Vendor shall deliver or procure the delivery to the Purchaser of all the following:

(1) relevant instrument(s) of transfer and the sold note(s) in respect of the transfer of the Sale Shares duly executed by the Vendor in favour of the Purchaser or its nominee(s);

(2) original share certificates in respect of the Sale Shares;

(3) such other document as may be required to give a good and effective transfer of the title to the Sale Shares to the Purchaser and/or its nominee(s);

(4) a certified true copy of the minutes of the board meeting of the Company as stated in Clause 5.3; and

(5) documentary evidence to prove the Sale Share are fully paid up and free from Encumbrance.

5.3 On Completion, the Vendor shall cause a board meeting of the Company to be held at which the directors of the Company shall (inter alia) approve the transfer of the Sale Shares to the Purchaser or its nominee(s) (subject to the production of duly executed instrument of transfer and bought and sold notes where applicable) and the issue of the relevant share certificate to the Purchaser or its nominee(s).

5.4 Against compliance and fulfillment of all acts and requirements set out in Clauses 5.2 and 5.3, the Purchaser shall deliver to the Vendor:

(1) duly executed instrument(s) of transfer and the bought note(s), where applicable, in respect of the Sale Shares and procure the stamping of the same;

(2) a certified true copy of the minutes of the board meeting of the Purchaser approving the terms of, and approving the execution of, this Agreement, the Tax Indemnity and other documents in relation thereto; and

(3) the Promissory Note in accordance with Clauses 3.2 and 3.3 of this Agreement.

5.5 In the event that the Vendor shall fail to do anything required to be done by it under Clauses 5.2 and 5.3, without prejudice to any other right or remedy available to the Purchaser, the Purchaser may:

(1) defer Completion to a day not more than 28 days after the date fixed for Completion or upon mutual consent by the Vendor and the Purchaser, a further 14 days after the 28 days deferral as referred hereto; or

(2) proceed to Completion so far as practicable but without prejudice to the Purchaser's right to the extent that the Vendor shall not have complied with its obligations hereunder; or

(3) rescind this Agreement without liability on its part.

5.6 Without prejudice to any other right or remedy available to the Purchaser, the Purchaser shall be entitled to rescind this Agreement by notice in writing to the

Vendor if prior to the Completion it appears that any of the Warranties is not or was not true and accurate in all respects or if any act or event occurs which, had it occurred on or before the date of this Agreement, would have constituted a breach of any of the Warranties or if there is any non-fulfilment of any of the Warranties which (being capable of remedy) is not remedied prior to Completion.

6. REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

6.1 In consideration of the Purchaser entering into this Agreement, the Vendor represents, warrants and undertakes to the Purchaser (to the intent that the provisions of this Clause shall continue to have full force and effect notwithstanding Completion) that:

(1) each of the Warranties is true and accurate in all material respects at the date of this Agreement and will continue to be true and accurate in all material respects up to and including Completion;

(2) there is and at Completion will be no Encumbrance on, over or affecting the Sale Shares and there is and at Completion will be no agreement or arrangement to give or create any such Encumbrance and no claim has been or will be made by any person to be entitled to any of the foregoing; and

(3) the Vendor will be entitled to transfer the full legal and beneficial ownership of the Sale Shares to the Purchaser on the terms of this Agreement without the consent of any third party at Completion.

6.2 The Vendor acknowledges that the Purchaser is entering into this Agreement in reliance upon the representations in the terms of the Warranties made by the Vendor.

6.3 Each of the Warranties shall be construed as a separate and independent warranty and (save where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of this Agreement or any of the Warranties. The Purchaser shall be entitled to treat each Warranty as a condition of this Agreement.

6.4 The rights and remedies of the Purchaser in respect of any breach of the Warranties shall not be affected by Completion.

6.5 The rights conferred upon the Purchaser by the provisions of this Clause 6 are additional to and do not prejudice any other rights the Purchaser may have, and failure to exercise any of the rights herein conferred shall not constitute a waiver of any such rights.

6.6 In the event that any party shall fail to perform any of its obligations under this Agreement or breaches this Agreement in any respect then without prejudice to all and any other rights and remedies available at any time to the other party

(including but not limited to the right to damages for any loss suffered), the other party shall be entitled by notice either to require the defaulting party to perform such obligation or, insofar as the same is practicable, remedy such breach.

6.7 The Warranties shall be deemed to be given at the date of this Agreement and shall be deemed to be repeated immediately before the time of Completion with reference to the facts then existing (except that references to any fact, matter or thing existing, occurring or having occurred at or before the date of this Agreement shall be construed as references to the time at or before Completion).

6.8 The Vendor hereby agrees to fully indemnify and keeps the Purchaser and its successors and its assigns fully indemnified on demand from and against any depletion of assets, all losses, costs and expenses (including legal expenses) which the Purchaser and its successors and its assigns may incur or sustain from or in consequence of any of the Warranties not being correct or fully complied with. This indemnity shall be without prejudice to any of the rights and remedies of the Purchaser and its successors and its assigns in relation to any such breach of Warranties and all such rights and remedies are hereby expressly reserved.

6.9 If it shall be found at any time after Completion that any of the Warranties is not true, correct and accurate or is not as represented, warranted or undertaken and:

(1) the effect thereof is that the value of some assets of the Company including, without limitation, the value of any asset stated in the Accounts less than its value would have been had there been no such breach or the matter warranted were as warranted; or

(2) the Company has incurred or is under any liability or contingent liability which would not have been incurred if such matter were as represented or warranted or the relevant undertaking were performed; or

(3) the effect thereof is that the amount of a liability of the Company is higher than its amount would have been had there been no such breach or the matter warranted were as warranted,

then, without prejudice to any other provisions of this Agreement, the Vendor shall indemnify the Purchaser on demand on a full indemnity basis, and holds it harmless from and against all liabilities, damages, costs, claims, reduction in net assets or increase in net consolidated liabilities and all reasonable expenses which the Purchaser may sustain, suffer, or incur as a result of any of the foregoing and the Vendor shall pay to the Purchaser on demand the full amount of any such loss as aforesaid in immediately available funds.

7. RESCISSION

7.1 If at any time before Completion, the Purchaser finds that any of the Warranties is incorrect or inaccurate in any material respect, or if the Vendor has been in breach of any of its obligations under Clause 6 and any such breach has not been remedied or otherwise waived by the Purchaser within 30 days of a written

notice from the Purchaser to the Vendor, the Purchaser may rescind this Agreement by written notice to the Vendor. If the Purchaser shall elect to rescind this Agreement, the Vendor shall fully indemnify the Purchaser and keep the Purchaser fully indemnified in respect of all fees, costs and expenses (including legal fees) reasonably incurred by the Purchaser in connection with the negotiation, preparation, execution and rescission of this Agreement.

7.2 The Purchaser's rights under Clause 7.1 are in addition to and without prejudice to all other rights and remedies available to it and any partial exercise of or failure to exercise such rights shall not constitute a waiver of such rights or of any other rights whether conferred under this Agreement or otherwise.

8. FURTHER ASSURANCE

Upon and after Completion, each of the parties hereto shall do and execute or procure to be done and executed all other necessary acts, deeds, documents and things within its power to give effect to this Agreement.

9 ACCESS TO INFORMATION

Subject to Clause 4.1, the Vendor shall procure that, pending Completion, the Purchaser, its agents, representatives and professional advisers are given promptly on request full access to all such facilities and information regarding the business, assets, liabilities, contracts and affairs of the Company and other evidence of ownership of the assets owned by the Company as the Purchaser may require.

10 COSTS AND STAMP DUTY

10.1 Each party to this Agreement shall pay its own costs in relation to the negotiations leading up to the purchase of the Sale Shares and the preparation, execution and carrying into effect of this Agreement.

10.2 All stamp duty (if any) payable in respect of the transfer of the Sale Shares shall be borne by the Vendor on one part and the Purchaser on the other in equal shares.

11. CONFIDENTIALITY

11.1 Each party to this Agreement shall keep strictly confidential and not disclose or use, and to ensure that its respective associates and its respective officers, employees, agents and professional and other advisers keep strictly confidential and not disclose or use, any documents, materials and other information in whatever form, whether technical or commercial, received or obtained by it as a result of entering into this Agreement which relates to:

(1) the business, financial or other affairs (including future plans and targets) of the Company;

(2) the existence or terms of this Agreement or any transaction contemplated by this Agreement; or

(3) any discussions or negotiations with regard to this Agreement or any transaction contemplated by this Agreement.

11.2 For the purpose of this Agreement, **"Confidential Information"** includes the information referred to in Clause 11.1 but does not include any document, material or other information that:

(1) was lawfully in the possession of the receiving party prior to its disclosure by the disclosing party and had not been obtained from the disclosing party;

(2) is or becomes generally known to the public (other than by breach of this Agreement or any other obligation of confidentiality owed between the parties);

(3) is or becomes available to the receiving party other than as a result of a disclosure by a person known by the receiving party to be bound by an obligation of secrecy to the disclosing party; or

(4) is independently developed by the receiving party without reference to the Confidential Information.

11.3 Clause 11.1 shall not prohibit disclosure or use of any information if and to the extent that:

(1) the disclosure or use is required by law or by any securities exchange or regulatory or governmental body having jurisdiction over the disclosing party or its associates, wherever situated, and whether or not the requirement has the force of law;

(2) any announcement, circular and/or financial report as shall be required to be made by the Purchaser required by law or in order to comply with any legal or regulatory requirements or the requirements of the regulators or the voluntary announcement(s) to be made by the Purchaser in respect of the transactions and ancillary transactions contemplated herein;

(3) the disclosure or use is required to vest the full benefit of this Agreement in the receiving party, as the case may be;

(4) the disclosure or use is required for the purpose of any judicial, arbitration or other similar proceedings arising out of this Agreement, the disclosure is reasonably required to be made to a taxation authority in connection with the taxation affairs of the receiving party or the disclosure is reasonably required for the purpose of preparing any statutory accounts of the receiving party;

(5) the disclosure is made to the associates of the receiving party, or to the

officers, employees, agents and professional and other advisers (or any of them) of the receiving party or its associates, where such person has a business-related need to have access to the Confidential Information on terms that such person undertakes to comply with the provisions of Clause 11.1 in respect of such information as if they were a party to this Agreement and the party disclosing such information to such person shall be liable for any breach of this Clause 11 by such party; or

(6) the disclosing party has given prior written approval to the disclosure or use,

provided that prior to disclosure or use of any information pursuant to this Clause 11.3 (except in the case of disclosure to a taxation authority), the receiving party concerned shall give reasonable prior written notice to the disclosing party (including a copy of any relevant written request which may exist) and the information is Disclosed in a manner that is designed to preserve its confidential nature to the extent permitted by law. If on the receipt of such a notice a party wishes to take action to oppose or limit such potential disclosure or seek a protective order in respect of the information required to be Disclosed, it may do so at its own cost and the receiving party shall provide it with any reasonable assistance required.

12. TIME AND WAIVER

Time shall in every respect be of the essence of this Agreement but no failure on the part of any party hereto to exercise, and no delay on its part in exercising any right hereunder shall operate as a waiver thereof, nor will any single or partial exercise of any right under this Agreement preclude any other or further exercise of it or the exercise of any other right or prejudice or affect any right against any other parties hereto under the same liability, whether joint, several or otherwise. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

13. INVALIDITY

If at any time any one or more of the provisions of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the laws of any relevant jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement in that jurisdiction nor the legality, validity or enforceability of such provision under the laws of any other jurisdictions shall in any way be affected or impaired thereby.

14. AMENDMENTS

This Agreement shall not be amended, supplemented or modified except by instruments in writing signed by all parties hereto.

15. ASSIGNMENT

This Agreement shall be binding upon and enure to the benefit of each party's successors and permitted assigns but, except as expressly provided herein, no party shall assign or transfer all or any of its rights or obligations hereunder without the prior written consent of the other party.

16. COUNTERPARTS

This Agreement may be executed in counterparts with the same force and effect as if executed on a single document each of which shall be an original and all such counterparts shall together constitute one and the same instrument. A party may execute this Agreement and the documents referred to herein on a facsimile copy counterpart and deliver its signature and seal by facsimile.

17. NO WAIVER

No failure or delay by either party hereto in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by either party hereto of any breach by the other party of any provision of this Agreement shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof. The rights and remedies of the parties herein provided are cumulative and not exclusive of any rights and remedies provided by law.

18. ENTIRE AGREEMENT

This Agreement sets out the entire agreement and understanding between the parties in relation to the transactions hereby contemplated, and supersedes all previous agreements, arrangements and understandings between them with regard to such transactions and neither party is entering into this Agreement or any of the arrangement contemplated hereby in reliance upon any representation or warranty not expressly set out in this Agreement. No provision of this Agreement may be amended or modified otherwise than by the express written agreement of the parties hereto.

19. NOTICES

19.1 Any notice required to be given under this Agreement shall be sufficiently given if delivered personally or forwarded by registered post or sent by facsimile transmission to the relevant party at its address or fax number set out below (or such other address or fax number as the addressee has by five (5) days prior written notice specified to the other party):

To the Vendor

Address	:	Vistra Corporate Services Centre Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands
Fax Number	:	2529 6806
Email address	:	hotongho@gmail.com
Attention	:	Ho Tong Ho

To the Purchaser

Address	:	Multi Ways Holdings Limited
Fax Number	:	+65 6281 3184
Email address	:	James@multiways.com.sg
Attention	:	James Lim Eng Hock

19.2 Any notice delivered personally shall be deemed to have been served at the time of delivery. Any notice sent by pre-paid registered post shall be deemed to have been served 48 hours after the time at which it was posted and in proving such service it shall be sufficient to prove that the notice was properly addressed and posted by prepaid registered letter post and notices sent by facsimile transmission shall deemed to have been served upon transmission.

20. GOVERNING LAW AND JURISDICTION

20.1 This Agreement shall be governed by and construed in accordance with the laws for the time being in force in Hong Kong and the parties hereby irrevocably submit to the non-exclusive jurisdiction of the courts of Hong Kong.

20.2 Each of the parties hereto also irrevocably agrees to waive any objection which it may at any time have to the laying of the venue of any proceedings in any court referred to in this Clause 20 and any claim that any such proceedings have been brought in an inconvenient forum.

20.3 Unless expressly provided to the contrary in this Agreement, a person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong) to enforce any of the terms of this Agreement, and whether so provided in this Agreement or not, no consent of third party is required for the amendment to (including the waiver or compromise of any obligation), rescission of or termination of this Agreement.

AS WITNESS the parties hereto have caused this Agreement to be executed the day and year first above written.

SCHEDULE 1

THE COMPANY

Name	:	Blissful Link Investments Limited
Place of Incorporation	:	British Virgin Islands
Date of Incorporation	:	6 July 2018
Company Number	:	1985286
Issued Share Capital	:	US$10,000 (10,000 ordinary shares)
Registered Office	:	Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands
Director	:	HO Tong Ho
Shareholder	:	Precious Choice Global Limited (92%)

SCHEDULE 2

THE WARRANTIES

1 **THE SALE SHARES**

1.1 The Vendor is the registered and beneficial owner of the respective Sale Shares, and the Sale Shares represent 3% of the entire issued share capital of the Company and are fully paid up as at the date hereof.

1.2 The Vendor shall, at Completion, be entitled to sell and transfer the full legal and beneficial ownership of the Sale Shares to the Purchaser or its nominee free from any Encumbrance.

1.3 Save as disclosed, there are no options, or other agreements outstanding which call for the issue of or accord to any person, the right to call for the shares in the capital or the subscription to the share capital or registered capital of the Company or the right to acquire, equities, claim, encumbrance, mortgage, charge, pledge, lien, third party rights whatsoever, adverse interest or other form of security on, over or affecting any of the share capital or registered capital of the Company (including the Sale Shares), and there is no agreement or commitment to give or create any of the foregoing and no claim has been made by any person to be entitled to any of the foregoing.

1.4 All rights now attached to the Sale Shares are valid, effective, enforceable, and subsisting.

2. **INFORMATION OF THE COMPANY**

2.1 The information in respect of the Company as set out in Schedule 1 is up-to-date, true and accurate in all material respects. The Company has no subsidiary as at the date hereof.

2.2 The Company has been duly incorporated under the laws of British Virgin Islands and is validly existing and in good standing and has full power, authority and legal right to own its assets and carry on its business. The Company has complied with its memorandum and articles of association in all material respects and none of the activities, agreements, commitments or rights of the Company is ultra vires or unauthorised.

2.3 The Company has applied for/been granted all licences, permits, consents to carry out its business in the relevant jurisdiction and all licences and consents are valid and subsisting and the Vendor is not aware of any circumstances which may lead to a revocation or suspension (on temporary or permanent basis) of such licences and consents.

2.4 No order has been made, or petition presented, or resolution passed for the winding up of the Company nor has any distress, execution or other process been levied in respect of the Company which remains undischarged; nor is there

any unfulfilled or unsatisfied judgment or court order outstanding against the Company.

3. ACCOUNTS

3.1 The Accounts:

(a) are complete and accurate in all material respects and give a true and fair view of the state of affairs and financial position of the Company at the dates to which they respectively relate;

(b) comply with all the requirements of any ordinance and other relevant statutes;

(c) have been prepared in accordance with International Financial Reporting Standards (the "**Reporting Standards**") and comply with all relevant Reporting Standards for the time being in force applicable to a British Virgin Islands company;

(d) are not affected by any extraordinary, exceptional or non-recurring item;

(e) fully disclose all the assets of the Company as at the Accounts Date;

(f) make full provision or reserve or note in accordance with the Reporting Standards for all liabilities and capital commitments of the Company outstanding at the date to which they relate, including contingent, unqualified, deferred or disputed liabilities present; and

(g) make provision or reserve, in accordance with the principles set out in the notes respectively included in them, for all taxation liable to be assessed on the Company, or for which the Company may be accountable, in respect of the Accounts Date as regards the Accounts respectively and such provision will be sufficient to cover all Taxation assessed or liable to be assessed on the Company or for which the Company, is, may be or may become accountable in respect of profits, income earnings, receipts, transfers, events and transactions up to and including the last day to which they relate.

4. FINANCIAL RECORDS

4.1 The Company has kept and duly made up all minutes books, registers and records and these and all other deeds and documents (properly stamped where necessary) belonging to or which ought to be in the possession of the Company are in its possession.

4.2 All the accounts, books, ledgers, financial and other records of whatsoever kind of the Company:

(1) are in its possession;

(2) have been fully, properly and accurately kept and completed up to date;

(3) do not contain any material inaccuracies and discrepancies of any kind; and

(4) give and reflect a true and fair view of all its transactions, and its financial, contractual and trading positions.

5. TAXATION

Save as Disclosed in the Accounts:

5.1 The Accounts a contain full provision for all Taxation including deferred or provisional taxation liable to be assessed on the Company for the accounting period ended on the last day of the period to which such Accounts relate or for any subsequent period (on the basis of the tax statutes, regulations, circulars and rulings in force at the last day of the period to which such Accounts relate) in respect of any transaction, event or omission occurring or any income or profits or gains earned, accrued or received by the Company on or prior to the last day of the period to which such Accounts relates or for which the Company is accountable up to such date and all contingent liabilities for Taxation have been provided for or Disclosed in the Accounts.

5.2 Since the last day of the period to which such Accounts relate no further material liability or contingent liability for Taxation has arisen otherwise than as a result of activities of the Company in the ordinary course of its business.

5.3 All returns made by the Company for Taxation purposes were when made and remain correct and on a proper basis and all other information supplied to the relevant fiscal authorities for such purpose was when supplied and remains correct and on a proper basis and such returns include all returns and information which the Company ought to have made or given and are not subject to any dispute with the relevant fiscal authorities in Hong Kong, British Virgin Islands or other relevant jurisdiction at the date hereof and there is no fact or matter which might result in any such dispute or any liability for Taxation (present or future) not provided for in its audited accounts.

5.4 The Company has paid all Taxation that is required to be paid to the relevant fiscal authorities in Hong Kong, British Virgin Islands or other relevant jurisdiction on the due date for payment thereof and is under no liability to pay any penalty or interest in connection therewith and without prejudice to the generality of the foregoing the Company has made all deductions and withholdings in respect or on account of Taxation which it is required or entitled by any relevant legislation to make from any payments made by it including,

but not limited to interest, annuities or other annual payment, royalties, rent, remuneration payable to employees or sub-contractors or payment to a non-resident and where appropriate the Company has accounted in full to the relevant fiscal authority for any Taxation so deducted or withheld.

6. GENERAL AUTHORITY AND CORPORATE MATTERS

6.1 The Vendor has full power, capacity and right to enter into, execute and deliver this Agreement and the agreements contemplated herein and to perform the obligations herein, and this Agreement will, when executed, constitute legal, valid and binding obligations of the Vendor and will be enforceable against the same in accordance with its terms.

6.2 The memorandum and articles of association of the Company which had been supplied to the Purchaser is accurate and complete in all respects.

6.3 The registers of members and other statutory books of the Company have been properly kept and duly written up to date and contain an accurate and complete record of the matters with which they should deal with.

6.4 The minute books of directors' meetings and of shareholders' meetings respectively contain full and accurate records of all resolutions passed by the directors and the shareholders respectively of the Company and no resolutions have been passed by either the directors or the shareholders of the Company which are not recorded in the relevant minute books.

6.5 Since the date of its incorporation, no alteration has been made to the memorandum and articles of association of the Company and no resolution of any kind of the shareholders of the Company has been passed save as otherwise Disclosed herein or filed with the relevant Registrar of Companies.

6.6 All returns, particulars, resolutions and documents required by any ordinance or any other legislation to be filed with the relevant Registrar of Companies, or any other authority, in respect of the Company have been duly filed and were correct; and due compliance has been made with all the provisions of the any ordinance and other relevant legislation.

6.7 All charges against the Company have (if appropriate) been registered in accordance with the provisions of any ordinance.

6.8 All title deeds relating to the assets of the Company and an executed copy of all agreements to which the Company is a party, and the original copies of all other documents which are owned by, or which ought to be in the possession of the Company are in its possession.

6.9 The Company has never reduced, repaid or repurchased any of its share capital.

7. DIVIDENDS AND DISTRIBUTIONS

7.1 No dividends or other distributions has been, or is treated as having been, declared, made or paid by the Company since its incorporation or establishment.

7.2 All dividends or distributions declared, made or paid are in accordance with its articles of association or other constituent documents and all applicable laws and regulations.

8. BANKING FACILITIES

8.1 The total amounts from time to time borrowed by the Company do not exceed any limitation on its borrowing powers contained in its memorandum and articles of association, or in any debenture or other deed or document binding upon the Company.

8.2 The Company has no outstanding, or has not agreed to create or issue, any loan capital, nor have the Company factored any of its debts, or engaged in financing of a type which would not require to be shown or reflected in the Accounts or borrowed any money which have not been repaid, save for borrowings not exceeding the amounts shown in the Accounts.

8.3 The Company does not have, or as the case may be, has not provided:

(1) any borrowing or indebtedness in the nature of borrowing or any other credit facility including any bank overdrafts and acceptance credits;

(2) any mortgage, charge or debenture or any obligation (including a conditional obligation) to create a mortgage, charge or debenture;

(3) any guarantee, letter of comfort, indemnity or suretyship in respect of the obligations or solvency of any other party; and

(4) any indebtedness other than those arising in the ordinary course of business.

8.4 In relation to all mortgages, overdrafts and other loan or financial facilities available to the Company:

(1) there has been no contravention of, or non-compliance with any provision of any of those documents;

(2) no steps for the early repayment of any indebtedness have been taken or threatened;

(3) there have not been, nor are there any circumstance whereby the continuation of any of the facilities might be prejudiced, or which might give rise to any alteration in the terms and conditions of any of the facilities;

(4) none of the facilities may be terminated, or mature prior to its stated maturity as a result of the acquisition of the Subscription Shares or any

thing contemplated by this Agreement; and

(5) full and accurate details of which have been disclosed in writing to the Purchaser.

8.5 The Company has not lent any money or provided any credit which has not been repaid or owns the benefit of any debt (whether or not due for repayment), other than debts which have arisen in the ordinary course of its business; and the Company has not made any loans or extended any credit contrary to the applicable laws and regulations and its constituent documents.

9. MATTERS SINCE THE ACCOUNTS DATE

9.1 Since the Accounts Date, there has been no material adverse change affecting the Company, and the business of the Company has been conducted only in the ordinary and usual course consistent with past practice, and no unusual or abnormal contract has been entered into, and that the Company has not:

(1) suffered any material adverse change in its assets, liabilities, business, results of operations, prospects or financial condition;

(2) declared, paid or set aside any dividend or other distribution (whether in case, stock, property or any combination thereof) in respect of its shares or other securities of the Company;

(3) incurred any material liabilities or obligations except in the ordinary course of business and consistent with past practice;

(4) paid, discharged or satisfied any claims, liabilities or obligations other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities and obligations reflected or reserved against in the Accounts or liabilities an obligations incurred in the ordinary course of business and consistent with past practice since the Accounts Date;

(5) made any significant change in any method of accounting or accounting practice; and

(6) changed any method of management or operation in respect of the business, undertaking or assets of the Company except in manner consistent with proper prior practice.

9.2 The Company is empowered and duly qualified to carry on its business in all jurisdictions in which it now carries on.

10. COMPLIANCE WITH LAWS

10.1 The Company has conducted and is conducting its business in all respects in accordance with all applicable laws, regulations and codes of practice whether of Hong Kong, British Virgin Islands or elsewhere and its memorandum and

articles of association from time to time in force and there is no violation of, or default with respect to any ordinance, statute, regulation, order, decree or judgment of any court or any governmental agency of Hong Kong, British Virgin Islands or any foreign country.

10.2 [Deleted]

10.3 The Company has not committed, or omitted to do any act or thing, the commission or omission of which is, or could be, in contravention of any ordinance, order, regulation (whether of Hong Kong, British Virgin Islands or elsewhere) giving rise to any fine, penalty, default proceedings or other liabilities on its part.

11. MATERIAL CONTRACTS

11.1 The Company is not a party to any contract, transaction, arrangement or liability which:

(1) is of an unusual or abnormal nature, or outside the ordinary and proper course of business;

(2) cannot readily be fulfilled or performed by it on time without undue, or unusual, expenditure of money, effort or personnel; or

(3) involves, or is likely to involve obligations or liabilities which, by reason of their nature or magnitude ought reasonably to be made known to an intending Purchaser of the Sale Shares.

11.2 The Company is not a party to, and its profits or financial position during the three years prior to the date of this Agreement have not been affected by, any contract or arrangement which is not of an arm's length nature.

12. EMPLOYMENT

12.1 The Company is not under any obligation and liability to pay any party (including its director and secretary) any remuneration, damages or other payments for services rendered to the Company or by virtue of the office they held in the Company.

12.2 There is no claim by any person or his/her estate or dependents who is or had been an employee, director or other officer of the Company whether for any damages, compensation (whether under the Employees' Compensation Ordinance (Chapter 282 of the Laws of Hong Kong), or otherwise) or other payments and there are no circumstances likely to give rise to such claim.

12.3 The Company and its employees are not involved in any industrial dispute, and there are no facts known, or which would on reasonable enquiry be known to the Company which might suggest that there may be any industrial dispute involving the Company.

12.4 Since the Accounts Date,

(1) no change has been made in the rate of remuneration, or the emoluments or pension benefits, of any officer, ex-officer or executive of the Company; and

(2) no change has been made in any other terms of employment of any officer or executive.

12.5 Save for any such scheme which the Company is obliged to join or subscribe under any applicable laws or regulations, the Company is not under any legal liability or obligation, nor is it a party to any ex-gratia arrangement or promise, to pay retirement benefits, pensions, gratuities, superannuation allowances or the like, to or for the benefit of any past or present officers or employees or their dependents and there are no retirement benefit or pension or death benefits or employment scheme or arrangement in relation to or binding on the Company or to which the Company has to make contribution.

13. ASSETS

13.1 The Company owned and had good and marketable title to, and (except for current assets subsequently sold or realised in the normal and ordinary course of business) still owns and has good and marketable title to, all the assets included in the Accounts and to all assets acquired since the date to which the Accounts had been made up and not subsequently sold or realised as aforesaid.

13.2 The Company has not created, or granted or agreed to create or grant, any security interest or other Encumbrance in respect of any of the fixed assets included in the Accounts or acquired or agreed to be acquired since the date to which the Accounts have been made up.

13.3 None of the property, assets, undertaking, goodwill or uncalled capital of the Company is subject to any Encumbrance or is held under any hire purchase, leasing or rental agreements.

14. INSURANCES

14.1 The Company has taken out and has maintained all insurance required by all applicable laws and regulations.

14.2 All such insurances are in full force and effect and nothing has been done or omitted to be done which could make any policy void or voidable and all premium payable has been paid and no claim is outstanding under any of such insurance.

15. BUSINESS

15.1 The principal business activities of the Company are development of an online game.

15.2 The Company has not and will not pending Completion carried on any other business or activities or since the date of its incorporation.

16. LITIGATION

16.1 The Company is not involved whether as plaintiff or defendant or otherwise in any civil, criminal or arbitration proceedings (apart from debt collecting in the ordinary course of business) or in any proceedings before any tribunal and no such proceedings are threatened or, to the best of the knowledge of the Vendor, pending.

16.2 There is no dispute with any revenue, or other official, governmental department in Hong Kong, British Virgin Islands or elsewhere, in relation to the affairs of the Company and there are no facts which may give rise to any dispute.

16.3 There are no claims pending or threatened, or capable of arising, against the Company by an employee or workman or third party, in respect of any accident or injury, which are not fully covered by insurance.

17. INTELLECTUAL PROPERTY RIGHTS

17.1 The Company does not own any Intellectual Property Rights.

17.2 Operation of the business of the Company is not dependent on any Intellectual Property Rights.

17.3 The Company has not granted and is not obliged to grant any licences or assignments under or in respect of any Intellectual Property Rights or to disclose or provide know how, trade secrets, technical assistance, confidential information or lists of customers or suppliers to any person; and no such disclosure has been made.

17.4 The carrying of the business of the Company in the ordinary and usual course as at present does not and will not infringe any intellectual property rights of any third party or give rise to any commission, royalty or like fee of a material amount or require any consent or licence to be obtained which is material in the context of the Company's business.

17.5 All fees for the grant or renewal of the Intellectual Property Rights of or used in the Company's business and which rights are material to the Company have been paid on demand or will be paid in due course and no circumstances exist which might lead to the cancellation, forfeiture or modification of any such Intellectual Property Rights or to the termination of or any claim for damages under any licence of Intellectual Property Rights to the Company.

18. INSOLVENCY

18.1 No orders have been given and no applications have been made and no resolutions have been passed with regard to the liquidation of the Company; no receiver have been appointed over any of its assets; no distraint, enforcement or

any other procedures have been constituted with regard to any assets of the Company and there are no threatened or pending applications, resolutions, appointments, distraint or enforcement to that effect.

18.2 There are no notices to be served on the Company in connection with any contracts or assets or any legal responsibilities or any other breach or non-observance or purported breach or non-observance.

19. POWERS OF ATTORNEY

There are no subsisting powers of attorney given by the Company and no person, as agent or otherwise, is entitled or authorised to bind or commit the Company to any obligation.

20. GENERAL

20.1 The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby will not result in the breach or cancellation or termination of any of the terms or conditions of or constitute a default under any agreement, commitment or other instrument to which the Company is a party or by which the Company or its property or assets may be bound or affected or violate any law or any rule or regulation of any administrative agency or governmental body or any order, writ, injunction or decree of any court, administrative agency or governmental body affecting the Company.

20.2 There are no adverse material or substantial factors or circumstances known to the Vendor relating to the business or affairs of the Company which have not been Disclosed to the Purchaser.

THE PURCHASER

SIGNED by	) [redacted]
for and on behalf of	)
Multiways Holdings Limited	)
in the presence of:	)

IN WITNESS WHEREOF this Agreement has been executed on the day and year first above written.

THE VENDOR

SIGNED by) [redacted]
)
for and on behalf of)
)
PRECIOUS CHOICE GLOBAL LIMITED

in the presence of:)